Exhibit 2.1

SHARE PURCHASE AGREEMENT

Among

THE SELLING SHAREHOLDERS OF

WINYATEK TECHNOLOGY INC.,

WINYATEK TECHNOLOGY INC.

and

INPHI INTERNATIONAL PTE. LTD.

May 25, 2010

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Share Purchase Agreement

4.14	Books and Records	20
4.15	Absence of Litigation.	20
4.16	Bank Accounts	21
4.17	Environmental Matters.	21
4.18	Authority; Binding Nature of Agreement.	21
4.19	Brokers or Finders	22
4.20	No Conflict with Other Instruments	22
4.21	No Misleading Statements	22

Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		23
5.1	Organization	23
5.2	Authority	23
5.3	No Conflict with Other Instruments	23
5.4	Governmental Consents	24

Article VI ADDITIONAL AGREEMENTS		24
6.1	Expenses	24
6.2	Public Disclosure	24
6.3	Reasonable Efforts	24
6.4	Conduct; Notification of Certain Matters	25
6.5	Additional Documents and Further Assurances	25
6.6	Conduct of Business	25
6.7	Retention and Termination of Employees	26
6.8	Parent Shares	26
6.9	Post-Closing Co-operation	26
6.10	Subsidiaries’ Structure	26

Article VII CONDITIONS TO THE CLOSING		27
7.1	Conditions to Obligations of Each Party to Effect Each Closing	27
7.2	Additional Conditions to Obligations of the Sellers	28
7.3	Additional Conditions to the Obligations of Purchaser	28

Article VIII INDEMNIFICATION		31
8.1	Survival of Representations and Warranties.	31
8.2	Indemnification and Escrow Arrangements.	31
8.3	Procedures for Indemnification.	33

Article IX TERMINATION, AMENDMENT AND WAIVER		34
9.1	Termination	34
9.2	Effect of Termination	35
9.3	Amendment or Supplement	36
9.4	Extension of Time, Waiver	36

Article X GENERAL		36
10.1	Notices	36
10.2	Headings	37

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Share Purchase Agreement

10.3	Counterparts	37
10.4	Entire Agreement; Assignment	38
10.5	Severability	38
10.6	Other Remedies	38
10.7	Interpretation	38
10.8	Governing Law and Jurisdiction	38
10.9	Absence of Third-Party Beneficiary Rights	38
10.10	Language	39

Schedule 1	List of Sellers and their Shareholdings
Schedule 2	[Omitted]
Schedule 3	Disclosure Schedules Given by the Sellers
Schedule 4	Disclosure Schedules Given by the Company

Exhibit A	Escrow and Paying Agent Agreement
Exhibit B	Series E Preferred Stock Purchase Agreement
Exhibit C-1	Legal Opinion Points (Company)
Exhibit C-2	Legal Opinion Points (Subsidiaries)
Exhibit C-3	Legal Opinion Points (Grand Prestige Invest Limited)

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Share Purchase Agreement

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) has been entered into on this 25th day of May, 2010 (the “Effective Date”), by and among INPHI INTERNATIONAL PTE. LTD., a private company limited by shares organized and existing under the laws of Singapore (“Purchaser”), WINYATEK TECHNOLOGY INC., a company limited by shares organized and existing under the laws of Taiwan, the Republic of China (the “Company”), and the Shareholders of the Company who are signatories hereto (each a “Seller” and together, the “Sellers”)

W I T N E S S E T H:

WHEREAS, the shareholders of the Company (the “Shareholders”) collectively own all of the issued and outstanding share capital of the Company as set forth in Schedule 1 hereto (collectively, the “Company Shares”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Purchaser wishes to purchase, and the Sellers wish to sell, their respective Company Shares for the consideration set forth below:

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, Purchaser, the Company and the Sellers hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of the Company Shares.

Upon and subject to the terms and conditions of this Agreement, Purchaser hereby undertakes to purchase from each Seller, and each Seller hereby undertakes to sell and transfer to Purchaser all legal and beneficial interest in that number of Company Shares set forth opposite such Seller’s name in Schedule 1 hereto together with all rights now or hereafter attaching thereto.

1.2 Total Consideration.

The “Total Consideration” to be paid by Purchaser for the Company Shares shall be equal to the sum of the Total Cash Consideration and the Total Earn-Out Consideration.

1.3 Total Cash Consideration.

The “Total Cash Consideration” means the sum of (a) the New Taiwan Dollar equivalent of Two Million Five Hundred Thousand U.S. Dollars (US$2,500,000) in cash paid

Share Purchase Agreement

between the two Closings (the “Closing Cash Consideration”) converted into New Taiwan Dollars at the Agreed Exchange Rate (defined below), (b) the Total Escrow Consideration (defined below), (c) an amount equal to the Parent Shares Value (defined below) for the Sellers to subscribe for the Stock Consideration (defined below) immediately following the First Closing and (d) the Cash Dividend Equivalent (defined below). The “Agreed Exchange Rate” means New Taiwan Dollar / U.S. Dollar exchange rate as appears on the Reuters Screen TAIFX1 Page at or after 11:00 a.m., Taipei time, on the first business day after the Effective Date.

1.4 Total Escrow Consideration.

The “Total Escrow Consideration” means a portion of the Total Cash Consideration in the amount of the NT$ equivalent of Five Hundred Thousand U.S. Dollars (US$500,000) converted at the Agreed Exchange Rate which shall be placed in escrow (the “Indemnification Escrow Fund”) as follows:

(a)	Indemnification Escrow. From the First Closing Date until the second anniversary of the First Closing Date (the “Indemnification Expiration Date”), the Total Escrow Consideration shall be held as collateral for the indemnification obligations of the Company and the Sellers pursuant to Article VIII of this Agreement. All of the Sellers shall be deemed to have contributed to the Total Escrow Consideration in proportion to the number of Company Shares held by them and set forth on Schedule 1, and the dollar amount (the “Escrow Portion”) and percentage interest (the “Escrow Percentage”) in the Total Escrow Consideration of each Seller is as set forth in Schedule 1. To the extent possible, the Total Escrow Consideration at the First Closing shall include the portion of the Total Escrow Consideration in respect of the Promoter’s Shares (defined below).

(b)	Escrow and Paying Agent. Pursuant to the terms of the Escrow and Paying Agent Agreement, in substantially the form attached hereto as Exhibit A (with such changes thereto as the parties may agree after the Effective Date but prior to the execution thereof) (the “Escrow Agreement”), Pamir International Law Firm (the “Agent”) has been appointed to hold the Total Escrow Consideration and to pay it to the Sellers in accordance with the terms of this Agreement and the Escrow Agreement. Each Seller acknowledges and agrees to the use of the Agent to make payment of the Closing Cash Consideration, Cash Dividend Equivalent and Total Escrow Consideration; provided, however, Purchaser shall remain liable to each Seller for payment of the amounts payable by Purchaser under this Agreement notwithstanding the appointment of the Agent. All fees, costs and expenses of the Agent in connection with Escrow Agreement shall be entirely borne by Purchaser.

(c)	Distribution upon Termination of Escrow Period. Subject to the provisions of Article VIII and in accordance with the terms of the Escrow Agreement, Purchaser shall cause the Agent to deliver, within seven (7) days following the Indemnification Expiration Date, to each Seller such Seller’s Escrow Percentage of the amount then remaining in the Total Escrow Consideration without interest.

Share Purchase Agreement

1.5 Stock Consideration.

The “Stock Consideration” shall mean 732,000 shares of Series E Preferred Stock, par value US$0.001 per share (the “Parent Shares”), of Inphi Corporation, a Delaware, U.S.A. corporation and parent company of Purchaser (“Parent”) for which the Sellers shall subscribe and the Parent shall issue at a purchase price of US$4.1061 per share immediately following with the First Closing (as defined below) from a portion of the Total Cash Consideration equal to the Parent Shares Value pursuant to the terms of the Series E Preferred Stock Purchase Agreement in substantially the form attached hereto as Exhibit B. Each Seller shall subscribe for a number of Parent Shares in proportion to their holdings of Company Shares. The “Parent Shares Value” shall equal US$3,005,665.20 (for all the Parent Shares), and for purposes of calculation of the Total Cash Consideration, this amount shall be converted into New Taiwan Dollars at the Agreed Exchange Rate. On the First Closing Date, the Agent shall, on behalf of each Seller, remit to Parent each Seller’s purchase price for its portion of the Parent Shares pursuant to the terms of this Agreement and the Escrow Agreement. For the avoidance of doubt, the Parent Shares in respect of the Promoter’s Shares (as defined below) shall be issued to Goyatek (as defined below) along with the Parent Shares issued to all Sellers.

1.6 Cash Dividend Equivalent.

The “Cash Dividend Equivalent” shall mean an amount estimated by the Purchaser and the Sellers to be the equivalent of fifty percent (50%) of the Company’s cash on the First Closing Date which shall be agreed upon no later than fourteen (14) days prior to the First Closing Date and before the date that Purchaser applies for foreign investment approval from the Investment Commission of the Ministry of Economic Affairs pursuant to the Republic of China (“R.O.C.”) Statute for Investment by Foreign Nationals (the “FIA”). On the First Closing Date, Purchaser shall pay the Cash Dividend Equivalent in respect to all the Company Shares (including the Promoter’s Shares (as defined below).

1.7 Total Earn-Out Consideration.

(a)	In addition to the Total Cash Consideration, on or before May 15, 2011, Purchaser shall pay an aggregate earn-out payment of US$2,000,000 (the “Total Earn-Out Consideration”) to the Sellers in accordance with the terms below.

(b)	Earn-Out Conditions. All of the following conditions (the “Earn-Out Conditions”) shall be satisfied before Purchaser’s obligation to pay the Total Earn-Out Consideration shall arise:

(i)	The Company’s combined revenue for the third fiscal quarter of 2010 (ending September 30, 2010), the fourth fiscal quarter of 2010 (ending December 31, 2010) and the first fiscal quarter of 2011 (ending March 31, 2011) shall be at least US$7,000,000 (the “Combined Revenue”);

(ii)	The Company’s revenue for the third fiscal quarter of 2010 shall not exceed US$1,200,000;

Share Purchase Agreement

(iii)	The Company’s revenue for the fourth fiscal quarter of 2010 shall be at least US$2,400,000; and

(iv)	The Company’s gross margin in each of the third fiscal quarter of 2010, the fourth fiscal quarter of 2010 and the first fiscal quarter of 2011 shall be at least 30%.

(c)	Calculation of Total Earn-Out Consideration. If the Earn-Out Conditions have been satisfied, the Total Earn-Out Consideration shall be US$100,000 for each US$100,000 of Combined Revenue over US$7,000,000, up to a maximum Total Earn-Out Consideration of US$2,000,000. For the avoidance of doubt, for example, if the Combined Revenue is US$7,100,000, then the Total Earn-Out Consideration shall be US$100,000, and if the Combined Revenue is US$7,200,000, then the Total Earn-Out Consideration shall be US$200,000, and so forth.

(d)	Calculation of Earn-Out Consideration Per Seller. Purchaser shall pay to each Seller an amount equal to the product of (1) (a) the Total Earn-Out Consideration divided by (b) the aggregate number of Company Shares held by all Sellers set forth on Schedule 1; multiplied by (2) the number of the Company Shares set forth opposite such Seller’s name on Schedule 1.

1.8 Manner of Payment.

(a)	At least three (3) Business Days prior to the First Closing, Purchaser shall, by wire transfer of immediately available funds, pay the Closing Cash Consideration, Total Escrow Consideration and Parent Shares Value, as set forth in Schedule 1, and the Cash Dividend Equivalent into a designated account of the Agent in U.S. dollars. Upon verification of capital as required by the FIA procedures, the Agent shall convert the Total Cash Consideration into New Taiwan Dollars at the applicable exchange rate on that date.

(b)	At the First Closing, the Agent shall transfer to each Seller a cash payment equal to their respective Closing Cash Consideration as set forth in Schedule 1 and the Cash Dividend Equivalent in proportion to the number of Company Shares (including the Promoter’s Shares) held by them and set forth in Schedule 1 minus (x) deductions for payment of securities transaction taxes, which shall be deducted and paid to the R.O.C. National Tax Authority in the names of and for the credit of the respective Sellers; (y) bank wire fees associated with such remittance; and (z) any other deductions required by law or pursuant to the terms of this Agreement (including those specified in Sections 1.13 and 6.1). Each Seller’s Escrow Portion shall be held by the Agent in escrow pursuant to the terms of Article VIII and the Escrow Agreement.

(c)

At least three (3) Business Days prior to the Second Closing (as defined below), Purchaser shall, by wire transfer of immediately available funds, pay the Closing Cash Consideration and Total Escrow Consideration in respect of the Promoter’s

Share Purchase Agreement

Shares as set forth in Schedule 1 (the “Second Closing Payment”) into a designated account of the Agent in U.S. Dollars. Upon verification of capital as required by the FIA procedures, the Agent shall convert this amount into New Taiwan Dollars at the applicable exchange rate on that date.

(d)	At the Second Closing, the Agent shall transfer to Goyatek (as defined below) a cash payment equal to the Closing Cash Consideration in respect of the Promoter’s Shares as set forth in Schedule 1 minus (x) deductions for payment of securities transaction taxes, which shall be deducted and paid to the R.O.C. National Tax Authority in the name of and for the credit of Goyatek; (y) bank wire fees associated with such remittance; and (z) any other deductions required by law or pursuant to the terms of this Agreement (including Section 6.1). The Total Escrow Consideration in respect of the Promoter’s Shares shall be held by the Agent in escrow pursuant to the terms of Article VIII and the Escrow Agreement.

1.9 Taxes and Withholding.

Each Seller shall assume all of its own tax liabilities in respect of the sale of Company Shares to Purchaser, and Purchaser shall not be obliged under any circumstances to gross-up payments or make any additional payments to any Seller in respect of any such tax liabilities of that Seller.

1.10 Promoter’s Shares

The parties acknowledge that 100,000 Company Shares held by Goyatek Technology Inc. (“Goyatek”) are restricted under the R.O.C. Company Law and cannot be transferred to Purchaser until November 18, 2010 (the “Promoter’s Shares”). At the First Closing, Goyatek shall deliver to the Agent to hold in escrow all share certificates representing the Promoter’s Shares pursuant to the terms of the Escrow Agreement. The registration, endorsement and transfer of the Promoter’s Shares to Purchaser shall be effected and Purchaser shall pay the consideration for the Promoter’s Shares on November 18, 2010 or as soon as practicable thereafter, but in no event later than three (3) business days after November 18, 2010 (the “Second Closing”). At the Second Closing, the Agent shall release the endorsed share certificates representing the Promoter’s Shares to Purchaser pursuant to this Agreement and the Escrow Agreement.

1.11 Parent Stock Options for New and Continuing Employees

At or after the First Closing, Purchaser shall cause Parent to grant to Company employees with whom Purchaser (in its sole discretion) determines to continue employment with the Company and any newly hired employees options to purchase (or phantom stock option rights with respect to) an aggregate of 487,080 shares of common stock of Parent. Such options shall vest 50% after two years, 25% after the third year and 25% after the fourth year of service of such employees and shall be subject to the terms of Parent’s stock option plan, as may be amended from time to time.

Share Purchase Agreement

1.12 Non-Assumption of Company’s Outstanding Warrants

Purchaser shall not assume any warrants to purchase Company Shares outstanding immediately prior to First Closing, and the Company shall cause all outstanding warrants to purchase Company Shares to expire or be extinguished prior to the First Closing.

1.13 Adjustments to Total Cash Consideration

If, at the First Closing, the then current assets of the Company, as confirmed by the Company and the Purchaser, do not exceed its total liabilities and contingent liabilities by at least NT$42,000,000, Purchaser may, at its sole discretion, reduce the Total Cash Consideration by exactly the amount of any shortfall in current assets net of liabilities.

ARTICLE II

CLOSINGS

2.1 Closings

The closings of the transactions contemplated by this Agreement (each a “Closing”) shall take place at the office of Pamir International Law Firm on such date as agreed by the parties as soon as practicable following satisfaction or waiver of any or all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto. The date of the first Closing is referred to as the “First Closing Date” and the date of the Second Closing is referred to as the “Second Closing Date.”

2.2 Actions at the First Closing

At the First Closing (the “First Closing”):

(a)	The Company shall deliver or cause to be delivered to Purchaser the various certificates, instruments and documents referred to in Article VII below.

(b)	The Sellers shall deliver or cause to be delivered to Purchaser all share certificates representing the Company Shares owned by the Sellers (excluding the Promoter’s Shares), duly and properly chopped and endorsed for transfer to Purchaser.

(c)	Purchaser shall effect payment of the Closing Cash Consideration, Total Escrow Consideration and Parent Shares Value as set forth in Schedule 1 and the Cash Dividend Equivalent.

(d)	Goyatek shall deliver the share certificates representing the Promoter’s Shares to the Agent to hold in escrow.

(e)	The Agent shall effect the verification of capital required by FIA procedures, pay the applicable securities transaction taxes and remit to Parent each Seller’s purchase

Share Purchase Agreement

price to subscribe for its portion of the Parent Shares on behalf of the Sellers, withhold the Total Escrow Consideration in respect of the Company Shares transferred at the First Closing and distribute to the Sellers the Closing Cash Consideration as set forth in Schedule 1 and the Cash Dividend Equivalent in proportion to the number of Company Shares (including the Promoter’s Shares) held by them in accordance with Article I and the Escrow Agreement.

(f)	Upon Parent’s receipt of the remittance of the Parent Shares Value and satisfaction of the closing conditions set forth in the Series E Stock Purchase Agreement, Purchaser shall cause Parent to close on the subscription for the Parent Shares by the Sellers on the First Closing Date, if possible, but in any event as soon as possible.

2.3 Second Closing

Prior to the Second Closing Date, Purchaser shall apply for and obtain FIA in respect of the transfer of Promoter’s Shares. On the Second Closing Date, Purchaser shall effect payment of the Closing Cash Consideration and Total Escrow Consideration in respect of the Promoter’s Shares in accordance with Schedule 1, Goyatek shall take all necessary action and execute all necessary documents to effect the transfer of the Promoter’s Shares to Purchaser, and thereafter, the Agent shall deliver the share certificates representing the Promoter’s Shares to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF EACH OF THE SELLERS

Subject to the exceptions set forth in the disclosure schedules and delivered to Purchaser within one (1) week after the Effective Date, which when delivered, shall constitute an integral part of this Agreement (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates) (the “Disclosure Schedules”), each Seller represents and warrants to Purchaser that as to such Seller as of the Effective Date and as of the First Closing Date (but in the case of Goyatek, as of the Effective Date and as of the First and Second Closing Dates):

3.1 Authority

Such Seller has all legal capacity and authority to execute and deliver this Agreement and to carry out and perform such Seller’s respective obligations under the terms of this Agreement (including the Exhibits hereto to which such Seller is a party) and the related agreements required to be entered into as conditions of closing under Article VII hereof and consummate the transactions contemplated hereby and thereby. Such Seller has the full power to exchange, assign, transfer and deliver his, her or its Company Shares hereunder, free and clear of all covenants, conditions, voting trust arrangements, liens, encumbrances, equities, security interests, restrictions, claims, charges, and other claims or rights of third parties (together the

Share Purchase Agreement

“Encumbrances” and each or any an “Encumbrance”). This Agreement and each of the related agreements to which such Seller is a party, when executed and delivered by or on behalf of such Seller, will constitute the valid and legally binding obligation of such Seller, legally enforceable against such Seller in accordance with its respective terms.

3.2 No Conflict with Other Instruments

The execution and delivery of, and the performance by such Seller of its respective obligations under, this Agreement (including the Exhibits hereto), the related agreements required to be entered into as conditions of closing under Article VII hereof, and the transactions contemplated hereby (i) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under (a) any provision of the charter documents of such Seller (in the event that such Seller is not an individual) or (b) any agreement, arrangement, order, judgment or decree of any court or any governmental agency, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which such Seller is a party or by which such Seller or any of his or its properties or assets is bound, (ii) will not conflict with, or result in any breach or violation of, any statute, judgment, decree, order, rule or governmental regulation applicable to such Seller or his, her or its properties or assets, or (iii) will not result in the imposition of any Encumbrance upon the Company Shares owned by such Seller.

3.3 Ownership of Company Shares

Such Seller has full title, free and clear of all Encumbrances, to the number of the Company Shares set forth next to such Shareholder’s name in Schedule 1, which represents all of the Company Shares held by such Seller. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company. The delivery of the share certificates to Purchaser provided in Section 2.2 (or Section 2.3, in the case of the Second Closing) and the subsequent registration of Purchaser on the shareholder roster of the Company will result in Purchaser’s immediate acquisition of record and beneficial ownership of the Company Shares held by each Seller sold to Purchaser pursuant to this Agreement free and clear of all Encumbrances.

3.4 Brokers or Finders

Such Seller has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement and such Seller has not incurred, and shall not incur, and neither the Company nor Purchaser shall incur as a result of any action by such Seller, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby except as contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Share Purchase Agreement

Subject to the exceptions set forth in the Disclosure Schedules (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article IV to which it relates), the Company hereby represents and warrants to Purchaser, as of the Effective Date and as of the First Closing Date (except for representations and warranties made as of a specified date), as follows:

4.1 Organization, Qualification and Authority.

(a)	The Company is duly organized and validly existing under the laws of the R.O.C. and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to be conducted on the First Closing Date. The only directors of the Company as of the date hereof are the persons whose names are recorded on the latest version of the corporate registration card of the Company, and the Company has not amended its corporate registration since May 18, 2010.

(b)	Subject to Section 6.10, by the First Closing Date, the Company is expected to have acquired full ownership of two companies from Goyatek, namely Winya (Cayman) Technology Inc. and Goyatek (Mauritius) Technology Inc., the latter of which holds a wholly-foreign-owned enterprise in the People’s Republic of China named Goyatek Microelectronics (Shanghai) Ltd. ( ) (collectively, the “Subsidiaries”). Each of the Subsidiaries is duly organized and validly existing under the laws of the its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and to be conducted on the First Closing Date.

(c)	True, complete and accurate copies of the Company’s current Articles of Incorporation, each Subsidiary’s Memorandum and Articles of Association (or equivalent governing document) and true, complete and accurate copies of the respective minutes of all of directors’ and shareholders’ meetings of the Company and each Subsidiary held since inception have been delivered to Purchaser or its advisor. The Articles of Incorporation of the Company and each Subsidiary’s Memorandum and Articles of Association (or equivalent governing document) are in full force and effect. The R.O.C. Company Law and the Articles of Incorporation provide for the rights and restrictions attached to the share capital of the Company.

(d)	Neither the Company nor any Subsidiary has filed (nor has had filed against it), nor is any officer of the Company or any Subsidiary aware of, any petition for its winding-up, reconstruction, reorganization, bankruptcy or comparable proceedings.

(e)

The Company has full corporate power and authority to execute and deliver this Agreement and to carry out and perform the Company’s obligations under the terms of this Agreement (including the Exhibits hereto to which it is a party) and the related agreements required to be entered into as conditions of closing under Article

Share Purchase Agreement

VII hereof and consummate the transactions contemplated hereby and thereby. This Agreement and each of the related agreements to which the Company is a party, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, legally enforceable against the Company in accordance with its respective terms.

4.2 Capital Structure.

(a)	The authorized share capital of the Company is NT$200,000,000 of which NT$80,000,000 is paid up. This consists of 8,000,000 common shares, par value NT$10 per share, all of which are issued and outstanding as of the date hereof. There are no other classes or series of Company capital stock authorized, issued or outstanding.

(b)	The authorized share capital of the Winya (Cayman) Technology Inc. is US$500,000, consisting of 50,000,000 ordinary shares, par value US$0.01 per share, all of which are owned by Goyatek and in the process of being transferred to the Company. Winya (Cayman) Technology Inc. has no other classes or series of capital stock authorized, issued or outstanding.

(c)	The authorized share capital of the Goyatek (Mauritius) Technology Inc. is US$1,000,000, consisting of 100,000 shares, par value US$10 per share, all of which are owned by Goyatek and is in the process of being transferred to the Company Goyatek (Mauritius) Technology Inc. has no other classes or series of capital stock authorized, issued or outstanding.

(d)	The amount of the total registered capital of Goyatek Microelectronics (Shanghai) Ltd. is US$140,000, all of which is paid up.

(e)	The Company Shares represent one hundred percent (100%) of the entire issued share capital of the Company and such Company Shares are legally and validly issued, fully paid and non-assessable.

(f)	Schedule 1 is a full and accurate list of the Shareholders and their respective holdings of Company Shares. There are no other shares of Company capital stock outstanding, warrants, call, puts, derivative or convertible securities or any other right or commitment to (otherwise than pursuant to this Agreement) purchase, transfer, deliver or be issued equity securities of the Company or other securities convertible into shares of Company capital stock.

(g)	The Company has no stock option plan, restricted stock or other equity-related stock plan.

(h)

All issued Company Shares are validly issued and fully paid and not subject to repurchase or any rights of pre-emption, right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any Company Shares, except as provided in the R.O.C. Company Law and except for the restrictions on Promoter’s Shares as set forth in Section 1.10. All

Share Purchase Agreement

outstanding securities of the Company have been issued in compliance with applicable laws and regulations of the R.O.C.

(i)	The Company is not a party to or subject to any agreement or understanding, and, to the commercially reasonable knowledge of the Company, there is no voting trust, proxy, or other agreement or understanding between or among any Shareholders that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company, the election of directors, the appointment of officers or other actions of the Company board, the management of the Company or any other rights or obligations of a Shareholder.

(j)	Except as disclosed to Purchaser, no resolutions have been passed by the Shareholders or directors of the Company regarding the issuance of new shares, options, warrants or other convertible instruments to issue or purchase shares, debt instruments with a right to subscribe for new shares or any other equivalent instruments.

(k)	Except for the Subsidiaries, the Company does not have (i) any direct or indirect equity interest in any company or enterprise, including, without limitation, by way of joint venture; (ii) has undertaken to or committed itself to acquire any such equity interest in the future; and (iii) is negotiating to acquire any such equity interest.

4.3 Company Financial Statements.

(a)	The audited financial statements of the Company at and for the periods ended December 31, 2009 (reconstructed as “stand alone” entity for the period beginning January 1, 2009 to the inception of the Company), including the notes therein, and the unaudited financial statements of the Company for the three (3) months ended March 31, 2010 (collectively, the “Company Financials”) have been prepared in accordance with United States generally accepted accounting principles (the “Accounting Principles”) applied on a basis consistent throughout the periods indicated and consistent with each other and delivered to Purchaser. The Company Financials present fairly and accurately, in all material respects, the financial condition and operating results of the Company as of the dates and during the periods indicated therein. No independent auditor’s report in respect of the audited Company Financials, as applicable, contains any material reservation or supplementary information and such auditor’s report(s) certify, and will certify, as applicable such accounts unconditionally and without qualifications.

(b)

As of the Effective Date and as of the First Closing Date, as the case may be, except as set forth in the Company’s Financials, the Company had no and will have no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected on the Company Financials under the Accounting Principles) not reflected in the Company Financials, other than accounts payable, accrued salaries and other liabilities and obligations that have been incurred in the ordinary course of business and consistent

Share Purchase Agreement

with the Company’s past practices since the Effective Date and have not resulted in a material adverse effect on the Company and other than liabilities and obligations incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

(c)	As of the Effective Date and as of the First Closing Date, as the case may be,, no director or officer of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls.

4.4 Liabilities.

(a)	Except as set forth in the Disclosure Schedules, the Company does not have any Indebtedness, loan and other financial facilities. For purposes of the Agreement, “Indebtedness” shall mean all obligations (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instructions, (iii) for the deferred purchase price of financing goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of a guarantee, indemnity, surety or similar commitment of the obligations described in (i) to (iv) above.

(b)	No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by an officer, director or employee of the Company (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an employee of the Company in the course of performing such employee’s duties for the Company) pursuant to: (i) the terms of the Company’s Articles of Incorporation or (ii) any indemnification agreement or other contract between the Company and any of its employees.

4.5 Ordinary Course and No Material Adverse Change.

(a)	At all times from May 6, 2010 to the First Closing Date, the Company’s business has been conducted only in the ordinary course of business, consistent with past practice; and during such period no dividend or distribution has been declared or made by the Company; and during such period there has not occurred or arisen any material adverse change, extraordinary event or extraordinary loss in relation to the Company or its business and the Company has not agreed to or arranged to do any of the foregoing.

(b)	Except in the ordinary course of business consistent with past practices, at all times from May 6, 2010 to the First Closing Date, the Company has not:

(i)	incurred or committed to incur any:

(A)	capital expenditures in excess of NT$1,000,000 in the aggregate; or

Share Purchase Agreement

(B)	liability in excess of NT$1,000,000, except for full value or in the ordinary course of business;

(ii)	acquired or agreed to acquire any business or substantial part of it or any share or shares in another legal entity, except for the shares of the Subsidiaries;

(iii)	disposed of or agreed to dispose of any of its assets or licensed any of its intellectual property;

(iv)	failed, without proper justification, to satisfy any material liabilities presently due and payable;

(v)	issued any shares of Company capital stock, increased its authorized capital stock, purchased or redeemed any shares, reduced or re-organized its share capital or agreed to do so.

(c)	The Company has not engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Company Financials.

4.6 Insurance Coverage

The Company has made available to Purchaser true, correct and complete copies of all policies of insurance of the Company. Such policies are and will be outstanding and duly in force on the First Closing Date. Since inception, there have been no insurance claims made by the Company in any of the following areas: losses in relation to automobiles, injuries to employees, employment claims, professional claims, claims relating to third party bodily injury or property damage, or claims relating to damage to or theft of Company property or equipment. To the commercially reasonable knowledge of the Company, there are no circumstances arising during the period from May 6, 2010 to the First Closing Date that will (i) lead to a claim against such insurance or (ii) lead to any such insurance being revoked, violated or not renewed in the ordinary course.

4.7 Real Property.

(a)	Neither the Company nor does any Subsidiary own any real property, nor are any of them registered as owner of any real property.

(b)

The Company is not a party to any real property lease agreement other than for (a) the factory leased by the Company at 2/F, No. 2, Technology 5th Road, Hsinchu Science Park, Hsinchu, Taiwan, R.O.C., which are adequate for use in the business operated by the Company. The Company is not in material breach of any terms of these lease agreements.

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4.8 Title of Assets

The Company and each Subsidiary owns and has good and valid title to all assets purported to be owned by it. All of said assets are owned by the Company or the Subsidiary free and clear of any liens or other Encumbrances.

4.9 Intellectual Property Rights.

(a)	For purposes of this Agreement, “Intellectual Property Rights” shall mean all patents, trademarks, designs, copyright works including registrations and applications for the same, and Trade Secrets owned, licensed or used by the Company, and “Trade Secrets” shall mean all confidential information, know-how and proprietary information and processes not generally known to the public, including Trade Secrets, as defined by the R.O.C. Trade Secret Law.

(b)	All Intellectual Property Rights have been disclosed to Purchaser. All agreements entered into by the Company or the Subsidiaries with any third party or parties (1) granting to the Company or any Subsidiary any right to use, license or practice any intellectual property rights of another person or entity that is currently used by the Company or the Subsidiary in the operation of its business or (2) under which the Company grants rights to use, license or practice any of its Intellectual Property Rights have been disclosed to Purchaser and are listed in Section 4.9(b) of the Disclosure Schedule. None of the Intellectual Property Rights is subject to any Encumbrances (other than with respect to Encumbrances against the Intellectual Property Rights of a licensor who licenses intellectual property to the Company or to its Subsidiaries and the interests of other parties in the licenses that have been disclosed to Purchaser, including, but not limited to, rights to acquire know-how, Intellectual Property Rights or source codes). After the First Closing, the Company, by itself or through the Subsidiaries, shall have all requisite right, title and interest in, or valid and enforceable rights under, appropriate license agreements to use all of the Intellectual Property Rights necessary for the conduct of its business as conducted before the Effective Date and to sell and ship its products as it did before the Effective Date. Section 4.9(b) of the Disclosure Schedule sets forth a complete listing of: (i) the part number of each of the Company’s products, including products under development; (ii) the relevant Intellectual Property Rights corresponding to each product; (iii) disclosure as to whether the Intellectual Property Right corresponding to each product is licensed to the Company or owned by the Company; (iv) if licensed to the Company, an identification of the license agreement pertaining to the licensed Intellectual Property Right; (v) if licensed to the Company, a summary of the key commercial terms of the license; (vi) if owned by the Company, an identification of the transfer agreement, patents, trademarks or copyright covering the Intellectual Property Right.

(c)

To the commercially reasonable knowledge of the Company, all Intellectual Property Rights owned by the Company are valid, subsisting and enforceable. All renewal applications, fees and other steps required for maintenance, protection and enforcement of such Intellectual Property Rights have been paid or taken. The

Share Purchase Agreement

Company has taken commercially reasonable steps to protect and preserve its exclusive ownership of all Intellectual Property Rights owned by the Company. To the commercially reasonable knowledge of the Company, no Intellectual Property Rights owned by or licensed to the Company are subject to an order, action or proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any such Intellectual Property Rights owned by or licensed to the Company or that may affect the validity, use or enforceability of such owned Intellectual Property Rights.

(d)	To the commercially reasonable knowledge of the Company, no third party infringes or has misappropriated any of the Intellectual Property Rights owned by the Company. To the commercially reasonable knowledge of the Company, the Company does not infringe or misappropriate any third party Intellectual Property Rights. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or license rights of the Company in any of the Intellectual Property Rights or require or oblige the Company (or Purchaser) to grant to any third party any rights or licenses with respect to any Intellectual Property Rights.

(e)	All software used by the Company operates substantially as intended and no defects or flaws interfere in any material respect with the operations thereof which would result in a material adverse effect on the Company. Except as set forth in Section 4.9(e) of the Disclosure Schedule, the Company holds licenses to use the software packages and programs currently used in its business in all material respects, and, to the commercially reasonable knowledge of the Company, is not in breach of such licenses.

(f)	The Company has taken commercially reasonable steps to protect the Company’s rights in its Trade Secrets.

(g)	Prior the First Closing, the Company shall have paid to Prolific Technology Inc. (“Prolific”) the technology license fee and product royalty, in the aggregate of NT$8,000,000, as required by the Technology and Patent License Agreement to be entered into in May 2010 (the “Prolific License”) between the Company and Prolific.

4.10 Contracts.

(a)

To the commercially reasonable knowledge of the Company, all material contracts providing for payments by or to the Company or any Subsidiary in an aggregate value of NT$1,000,000 or more are valid, enforceable and binding in accordance with their respective terms, and neither the Company nor is any Subsidiary in default of any material term thereof and no event has occurred which, but for the passage of time or giving of notice, would constitute such default by the Company or a Subsidiary. Except as previously disclosed to Purchaser, there are no loans from the Company or any Subsidiary to any director, officer, employee, consultant or shareholder of the Company or the Subsidiary. The Company or the Subsidiary

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has performed when due all of its material obligations under such contracts. Neither the Company nor has any Subsidiary received, nor has it given, notice of termination of any such contract other than in accordance with its terms.

(b)	Except as disclosed in the Disclosure Schedule, neither the Company nor has any Subsidiary entered into any of the following contracts which remain in full force and effect:

(i)	contracts creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(ii)	contracts regarding the acquisition, issuance or transfer of any securities or contracts affecting or dealing with any securities of the Company or the Subsidiary including any restricted share agreements or escrow agreements;

(iii)	contracts which provide for indemnification of any officer, director, employee or agent;

(iv)	contracts related to or regarding the performance of consulting, advisory or other services or work of any type to any third party;

(v)	contracts relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any related party;

(vi)	contracts constituting or relating to a contract with any Governmental Entity (as hereafter defined); or

(vii)	any other contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company.

(c)	Except as disclosed to Purchaser, the execution and performance of this Agreement and the transactions contemplated hereby do not and will not result in any breach by the Company or any Subsidiary, or any third party having the right to terminate, rescind or modify any contract or arrangement related to the business of the Company or any Subsidiary as presently conducted as of the Effective Date and intended to be conducted until the First Closing Date.

(d)	Except as disclosed to Purchaser, the Company is not a party to or bound by any contract that limits its freedom to engage in, participate in, or compete with any other company or business in any line of business, market or territory or any contract that grants most favored customer pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal or rights of first negotiation.

4.11 Employees.

(a)	The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any

Share Purchase Agreement

Subsidiary to any current or former officer, director, or employee of, or consultant to, the Company or any Subsidiary except as contemplated by this Agreement. Between May 6, 2010 and the First Closing Date, no change has been or will be made in any terms of employment or engagement of any employee, officer, director, consultant or contractor and neither the Company nor any Subsidiary has entered and will not enter into any agreement or given any assurance (whether legally binding or not) regarding any future variations of such agreements except as contemplated by this Agreement.

(b)	As of the Effective Date, no employee, officer, director, contractor or consultant of the Company or any Subsidiary has given or received notice terminating his or her employment or engagement or altering its terms (except for such employees that Purchaser has decided to terminate), and no such person will be entitled pursuant to the express terms of any agreement solely as a direct result of the entering into of this Agreement and the completion of the transactions contemplated hereby to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation and, to the commercially reasonable knowledge of the Company, no such person is planning to terminate his or her employment as of or shortly after the First Closing.

(c)	The Company is not a party to any written agreement with any Shareholder, director, executive officer or other employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of the transactions contemplated by this Agreement, or (ii) providing any term of employment or compensation guarantee other than as disclosed to Purchaser or as contemplated by this Agreement.

(d)	As of the Effective Date, to the commercially reasonable knowledge of the Company, the Company and each Subsidiary: (i) has withheld and paid to the appropriate governmental authorities or are withholding for payment not yet due to such authorities, all amounts required to be withheld from its employees; (ii) is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, the Labor Standards Law, the Labor Inspection Law, the Rules for the Allocation and Management of the Workers’ Retirement Reserve Funds, the Labor Pension Act, and those relating to hours, wages, collective bargaining and the payment and withholding of taxes and other sums are required by appropriate authorities.

(e)

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment or other service) (i) result in or cause any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution or increase in benefits with respect to any employment or consulting arrangements with any current or former director, officer, employee or other service provider of the Company or any Subsidiary, (ii)

Share Purchase Agreement

give rise to any obligation to fund any payment or benefit by the Company or any Subsidiary or (iii) give rise to any limitation on the ability of the Company or any Subsidiary to amend or terminate any such employment or consulting arrangements except, in each case, as is contemplated by this Agreement.

(f)	Neither the Company nor is any Subsidiary, as of the Effective Date, aware of any facts or matters affecting any of its employees which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

(g)	No grievance or complaint, whether formal or informal, is pending in an administrative or litigation proceeding nor, to the commercially reasonable knowledge of the Company, has been raised by any employee, director or consultant or former employee, director or consultant of the Company or any Subsidiary in the twelve months prior to the date of this Agreement.

(h)	Neither the Company nor any Subsidiary has made any loans to or entered into any credit transaction with any of its directors, any employee, any officer, any Shareholder or any other person pursuant to which a loan or credit transaction it made available to any such persons which has not been reflected in the Company Financials.

(i)	No collective bargaining agreements are binding on the Company or any Subsidiary as of the First Closing Date. Each of the Company’s employees has a permanent right to reside and work in Taiwan. Each of the Subsidiary’s employees is legally working and residing in their place of work.

(j)	There is no pending or, to the commercially reasonable knowledge of the Company, claim threatened against the Company or any Subsidiary by, or outstanding settlement with, any current or former member of the Company’s board of directors, officer, employee of the Company or of a Subsidiary or Shareholder.

(k)	To the commercially reasonable knowledge of the Company, neither the Company nor any Subsidiary has violated any applicable labor, health or safety legislation, or regulation in any material respect. Neither the Company nor any Subsidiary has received any written notice of any claim that it has not complied with any employment, labor, health or safety or related laws.

4.12 Compliance, Licenses and Consents.

(a)	The Company and each Subsidiary has maintained, and is in compliance in all material respects with the terms of, all governmental approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of its business, and none of such approvals, permissions, authorizations and/or licenses has been obtained on terms which have not been performed by the Company or the Subsidiary in any material respect.

Share Purchase Agreement

(b)	No material license, consent, permission, authorization or approval currently held by the Company or any Subsidiary and necessary for the carrying on of the business as carried on as of the First Closing will not be renewed in whole or in part nor has the Company or any Subsidiary received any notice that any material license, consent, permission, authorization or approval is likely to be revoked, suspended or cancelled.

(c)	To the commercially reasonable knowledge of the Company, the Company and each Subsidiary is in compliance in all material respects with all applicable laws, including, but not limited to, any laws relating to the environment, and no claim has been made by any governmental authority that the Company or any Subsidiary is not in compliance and there exists no ground for any such claim. To the commercially reasonable knowledge of the Company, the Company and each Subsidiary has not committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act and neither the Company nor any Subsidiary has received notice that it is in breach of any obligation or duty imposed by or pursuant to statute.

(d)	To the commercially reasonable knowledge of the Company, neither the Company nor any Subsidiary is the subject of any governmental prohibition or injunction, and, to the commercially reasonable knowledge of the Company, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. Neither the Company nor any Subsidiary has received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

(e)	Except for (i) registering any post-Closing changes to the corporate records, or (ii) otherwise as disclosed to Purchaser, the execution, delivery and performance of this Agreement and the transactions contemplated hereby does not and will not require the Company to obtain any consent, approval or action of, or make any filings with or give notice to any customer, supplier or landlord.

4.13 Tax.

(a)	To the commercially reasonable knowledge of the Company, all tax returns and reports relating to tax required to be filed by or on behalf of the Company or any of its Subsidiaries before the First Closing or in respect of any period before the First Closing have been or will be properly filed, and were, or if not yet filed will be, correct and complete in all material respects and any and all information required to be filed for purposes of correct tax assessment has been duly filed. All taxes due by the Company and required to have been or to be paid by the Company or any of its Subsidiaries on or prior to the First Closing have been or will be paid in full. All taxes due by the Company or any Subsidiary but that have not yet been paid are fully and adequately provided for in the respective Company Financials as required under the Accounting Principles to the extent there are Company Financials for the relevant periods.

Share Purchase Agreement

(b)	All taxes payable by the Company or any Subsidiary but not yet due are fully and adequately provided for in the respective Company Financials, to the extent so required under the Accounting Principles to the extent there are Company Financials for the relevant periods, and there will be no material adverse tax effects for the Company or any Subsidiary as a result of any review or tax assessment by any tax authority relating to any period prior to the First Closing Date.

(c)	To the commercially reasonable knowledge of the Company, no tax authority (including relevant tax bureau of the R.O.C. and any other tax authority of any other applicable jurisdiction) has commenced any tax investigation or dispute against the Company or any of its Subsidiaries and there exist no grounds for reassessment by the tax authority for any additional taxes relating to the period up to and including the First Closing Date.

(d)	To the commercially reasonable knowledge of the Company, no tax authority has commenced any tax audit on the Company or any Subsidiary and no such audit is imminent.

4.14 Books and Records

The books of account, stock record books, and other records of the Company and each Subsidiary have been maintained in accordance with normal business practices, and accurately reflect all material transactions. The minute books and shareholder records of the Company are materially complete and correct and have been prepared and maintained in accordance with the R.O.C. Company Law. Neither the Company nor any Subsidiary will be adversely affected by the manner in which the minute books have been maintained or by the actions taken by the shareholders, the board of directors, and the committees of the board of directors of the Company or the Subsidiary in their respective meetings which are not fully reflected in the minute books, and any actions taken by the shareholders, the board of directors or the committees of the board of directors of the Company or the Subsidiary in their respective meetings which are not fully reflected in the minute books shall not result in a material adverse effect (as defined in Section 4.20) to the Company or any Subsidiary.

4.15 Absence of Litigation.

(a)	To the commercially reasonable knowledge of the Company, neither the Company nor is any Subsidiary in material violation of applicable competition law, nor is or has the Company or any Subsidiary subject to any examination by any competition authority.

(b)	No litigation, arbitration, administrative or criminal proceedings by or against the Company or any Subsidiary is or are pending or, to the commercially reasonable knowledge of the Company, is or are threatened against the Company or any Subsidiary. To the commercially reasonable knowledge of the Company or any Subsidiary, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or any Subsidiary.

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(c)	Neither the Company nor any Subsidiary is not subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s or any Subsidiary’s present or future business.

4.16 Bank Accounts

The Company has disclosed to Purchaser the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each Subsidiary maintains accounts of any nature, the account numbers of all such accounts, the names of all persons authorized to draw thereon or make withdrawals therefrom and a specimen of the authorized chops on file with each financial institution as the official chops required to withdraw funds.

4.17 Environmental Matters.

(a)	The Company’s and each Subsidiaries’ facilities have been maintained in material compliance with all applicable laws, statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, agency guidelines or principles of law, restrictions and licenses, which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees; or (ii) impose liability with respect to any of the foregoing (all of the above, collectively, are referred to herein as the “Environmental Laws” and each as an “Environmental Law”).

(b)	There is not now pending or, to the commercially reasonable knowledge of the Company, threatened any action against the Company nor any Subsidiary under any Environmental Law.

(c)	There are no consent decrees, judgments, judicial or administrative orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, oblige, bind or in any way affect the Company or any Subsidiary in any material respect.

(d)	Neither the Company nor does any Subsidiary manufacture or distribute any product which requires any warning mandated by applicable law.

(e)	The Company and each Subsidiary has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

4.18 Authority; Binding Nature of Agreement.

(a)	Subject to obtaining board approval, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this

Share Purchase Agreement

Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.19 Brokers or Finders

No person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Company Shares other than as explicitly listed under this Agreement.

4.20 No Conflict with Other Instruments

Except for the Prolific License which was disclosed to the Purchaser and with respect to which the Company expects to receive a waiver before the First Closing, the execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or Encumbrance on any of the properties or assets of the Company pursuant to (i) any provision of the Company’s Articles of Incorporation or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the properties or assets of the Company is bound, or (b), to the commercially reasonable knowledge of the Company, conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Company or any Seller to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets or any governmental or regulatory agency, except, in the case of clause (a)(ii), for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Company or that would reasonably be expected not to result in the creation of any material lien, charge or Encumbrance upon any assets of the Company or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement and, in the case of (b), application with the R.O.C. Ministry of Economic Affairs for the approval of the change in directors and supervisors after the First Closing. As used in this Agreement, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole).

4.21 No Misleading Statements

No representation or warranty made herein or in the Disclosure Schedules by the Company contains any untrue statement of a material fact and, to the commercially reasonable

Share Purchase Agreement

knowledge of the Company, no representation or warranty made herein or in the Disclosure Schedules by the Company omits a material fact necessary in order to make the representations and warranties made herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to each Seller as of the Effective Date and as of the First Closing Date as follows:

5.1 Organization

Purchaser is a company organized, validly existing and in good standing under the laws of Singapore and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authority

Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. The provisions of this Agreement are the legally valid and binding obligations of Purchaser, legally enforceable against Purchaser in accordance with its respective terms.

5.3 No Conflict with Other Instruments

The execution, delivery and performance of this Agreement (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or Encumbrance on any of the properties or assets of Purchaser, pursuant to (i) any provision of Purchaser’s Memorandum & Articles of Association, or (ii) any material agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Purchaser is a party or by which the properties or assets of Purchaser is bound, or (b) to the commercially reasonable knowledge of Purchaser will not, conflict with or result in any breach or violation of any statute, judgment, decree, order, rule or governmental regulation applicable to Purchaser or its properties or assets, except, in the case of clauses (a)(ii) and (b), for any of the foregoing that would not, individually or in the aggregate, have a material adverse effect on Purchaser, or that would not result in the creation of any material lien, charge or Encumbrance upon any assets of Purchaser or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement.

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5.4 Governmental Consents

No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser, as the case may be, of the transactions contemplated hereby, except for (i) FIA, or (ii) such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required under applicable securities laws in connection with the transactions set forth herein or which the failure to obtain would not have a material adverse effect on the consummation by Purchaser of the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Expenses

Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses only; provided, however, that the Sellers shall pay half of the accounting fees associated with the preparation of “stand alone” financial statements for the Company for the period beginning January 1, 2009 to the inception of the Company. The Sellers shall be liable for fees for legal services provided by R.O.C. counsel or other counsel rendering legal opinions requested by Purchaser in connection with the transactions contemplated in this Agreement.

6.2 Public Disclosure

Unless otherwise required by law (including, without limitation, securities laws), no disclosure (whether or not in response to an inquiry) of the discussions or subject matter of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by Purchaser and the Company prior to release, provided that such approval shall not be unreasonably withheld. The parties acknowledge that the Company and Purchaser have previously executed Purchaser’s standard non-disclosure agreement, dated March 25, 2010 (the “NDA”), which NDA shall continue in full force and effect in accordance with its terms.

6.3 Reasonable Efforts

Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other impediments

Share Purchase Agreement

or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.4 Conduct; Notification of Certain Matters

Each party hereto shall use all commercially reasonable efforts to not take, or fail to take, any action that from the date hereof to the First Closing would cause or constitute a breach of any of its respective representations, warranties, agreements and covenants set forth in this Agreement. Each party shall give prompt written notice to the other parties of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes or is likely to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the First Closing; and (b) any failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the other parties’ right to rely on the representations and warranties herein or any the other remedies available to the party receiving such notice.

6.5 Additional Documents and Further Assurances

Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.6 Conduct of Business

During the period from and after the Effective Date and prior to the First Closing, except as otherwise set forth below, (i) the Company shall conduct its business only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact, to maintain the value of its business and assets of its business as a going concern, to preserve its relations with vendors, customers and others having a business relationship with the Company, to retain the services of its present employees and to preserve its cash and the goodwill of its customers, (ii) the Company shall not, without the prior written consent of Purchaser: (A) increase any compensation, benefit or severance arrangement for any employee, directors or officers or hire, terminate or otherwise materially change the employment status of any employee unless pursuant to this Agreement; (B) acquire, sell, license, transfer or dispose of any material asset (except for the shares of the Subsidiaries) or make any capital expenditure in violation of Section 4.5 (b); (C) enter into any material agreement; (D) renegotiate any existing material agreement except for the purpose of consummation the transactions contemplated herein; (E) issue any additional Company Shares or any rights to purchase or receive Company Shares; (F) take any of the actions described in Section 4.5(b); or (G) take any action that would otherwise materially and adversely affect the value of the Company’s assets or otherwise materially and adversely affect its business.

Share Purchase Agreement

6.7 Retention and Termination of Employees

Prior to the First Closing, the Company shall cooperate and make available its employees to be interviewed by Purchaser for the purposes of determining which employees are deemed by Purchaser to be key employees (“Key Employees”, which shall include David Chung) and which employees are to be retained or terminated after the First Closing. Severance payments for Company employees who Purchaser determines (in its sole discretion) to be terminated after the First Closing shall be in accordance with the R.O.C. Labor Standards Law and the allocation thereof shall be by mutual agreement of the Sellers and Purchaser.

6.8 Parent Shares

Purchaser shall cause Parent to take all necessary actions and comply with all applicable laws and regulations to allow itself to sell and issue Parent Shares and to allow Sellers to accept the issuance of, Parent Shares immediately after the First Closing. Upon satisfaction of the closing conditions set forth in the Series E Stock Purchase Agreement, Purchaser shall cause Parent to sell and to issue Parent Shares to the Sellers pursuant to this Agreement so that the Parent Shares will be duly and validly issued to Sellers immediately after the First Closing.

6.9 Post-Closing Co-operation

The Company agrees to assist and cooperate with Purchaser to take all necessary actions to transfer control of all bank accounts of the Company to Purchaser as soon as possible after the First Closing. Max Wu hereby authorizes Purchaser and Purchaser’s representatives to use his chop solely for all operational needs of the Company from the First Closing until the completion of all necessary amendments to the Company’s registration and records with banks, governmental authorities and any other relevant entities arising as a result of the transactions contemplated herein, including the removal of Max Wu as Responsible Person of the Company. On completion thereof, Max Wu’s chop shall be returned to him immediately by Purchaser and/or Purchaser’s representatives. The Purchaser, Sellers and the Company agree that they shall use their reasonable commercial efforts to effect such amendments as soon as practicable after the First Closing.

6.10 Subsidiaries’ Structure

Prior to the First Closing, the Sellers and the Company shall cooperate with Purchaser and its advisors by providing all necessary information and documentation for continued due diligence on the Subsidiaries to allow Purchaser to decide whether to accept the current sale transaction, to reorganize the current corporate structure or to devise a restructuring plan that is acceptable to Purchaser and its advisors (in Purchaser’s sole discretion) from a corporate, legal, financial, tax and business standpoint. Purchaser’s options shall include, but shall not be limited to, (i) unwinding the current sale to the Company of one or both Subsidiaries, (ii) devising another corporate structure to hold the Company’s intellectual property as well as employees and operations in the People’s Republic of China to be implemented by a certain date, or (iii) some other plan be implemented or started to Purchaser’s satisfaction prior to the First Closing. The Sellers and the Company shall provide all reasonable cooperation to implement Purchaser’s decision with regard to the Subsidiaries.

Share Purchase Agreement

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Each Party to Effect Each Closing

Except for the conditions specified for a specific Closing, the respective obligations of each party to this Agreement to consummate each Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to each Closing of the following conditions:

(a)	Illegality. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the transactions contemplated by this Agreement by any court of competent jurisdiction or any commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) that prevents the consummation of the Closing or the transactions contemplated by this Agreement or has the effect of making the purchase of Company Shares illegal.

(b)	Governmental and Regulatory Approvals. Approvals from any Governmental Entity (including the FIA on the part of Purchaser and any Seller that is not incorporated in the R.O.C.) necessary for consummation of the transactions contemplated hereby shall have been timely obtained, except for any such approvals the failure of which to obtain would not reasonably be expected to have a material adverse effect on Purchaser, the Company or Sellers.

(c)	Absence of Litigation. No action, suit or proceeding concerning Purchaser or the Company shall be pending by or before any court of competent jurisdiction or Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii), for the First Closing only, affect materially and adversely the right of the Company to own, operate or control any of its assets or operations, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(d)	Corporate Approvals. For the First Closing only for the Company and the Sellers other than Goyatek, and for both Closings for Goyatek and the Purchaser, the Company, Purchaser and each of the Sellers shall have obtained all required corporate authorizations and approvals required in each of their jurisdictions of incorporation and required by their governing documents and applicable law to consummate the transactions contemplated by this Agreement.

(e)	Escrow Agreement. For the First Closing only, the Sellers, Purchaser and the Agent shall have each executed and delivered the Escrow Agreement no later than June 1, 2010.

Share Purchase Agreement

7.2 Additional Conditions to Obligations of the Sellers

The obligations of the Sellers to consummate the First Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the First Closing of each of the following conditions, any of which may be waived, in writing, exclusively by each of the Sellers:

(a)	Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on the date hereof and on and as of the First Closing Date, as though made on and as of the First Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement.

(b)	Agreements and Covenants. Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)	Parent Shares Documentations. Parent shall have executed and delivered to the Sellers the (i) Series E Stock Purchase Agreement (not later than June 1, 2010), (ii) Investors’ Rights Agreement, (iii) Right of First Refusal and Co-Sale Agreement and any other documentation required in order to sell and issue Parent Shares to the Sellers (the “Parent Shares Documentation”), in a form reasonably satisfactory to Sellers in substance, and Parent shall close on the subscription of the Parent Shares and issue of Parent Shares to Sellers as soon as practicable after the First Closing.

(d)	Compliance with Applicable Laws for Issuance of Parent Shares. For the First Closing only, all authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Parent Shares pursuant to the Series E Stock Purchase Agreement shall be duly obtained and effective as of the Closing (as defined in the Series E Stock Purchase Agreement).

7.3 Additional Conditions to the Obligations of Purchaser

The obligations of Purchaser to consummate the First Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the First Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a)

Representations and Warranties. The representations and warranties of the Sellers and the Company contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on the date hereof and on and

Share Purchase Agreement

as of the First Closing Date, as though made on and as of the First Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for changes contemplated by this Agreement.

(b)	Agreements and Covenants. The Sellers and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)	Certificate of Chairman. The Company shall have furnished Purchaser with a certificate dated the First Closing Date signed on behalf of it by the Chairman of the Company certifying (i) that each of the conditions set forth in Sections 7.3(a) and (b) have been satisfied; (ii) the amount of cash on hand of the Company; (iii) the amount of accounts receivable of the Company; (iii) the amount of Indebtedness of the Company; and (iv) the amount of accounts payable of the Company.

(d)	Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that Prolific has waived its right to terminate the Prolific License in respect of the transactions contemplated by this Agreement and the Company has obtained all the other consents, approvals, assignments and waivers from the contract counterparties set forth in Section 4.10(c) of the Disclosure Schedule.

(e)	Employment Agreements. The Key Employees shall have entered into employment agreements with the Company in a form substantially acceptable to Purchaser in its sole discretion.

(f)	Retention of Adequate Personnel. The number of employees remaining in the employment of the Company on the First Closing Date shall not be less than 90% of the number of employees of the Company on the Effective Date, not counting the employees Purchaser has designated for termination or any new hires after the Effective Date.

(g)	Participation of All Shareholders. Each of the Shareholders of record of the Company shall have agreed to sell 100% of their Company Shares to Purchaser in accordance with the terms of this Agreement and shall have executed this Agreement to become Sellers.

(h)	Absence of Material Adverse Change. There shall not have been any material adverse change in the Company, including in the Company’s business, condition (financial or otherwise), results of operations or assets and properties or in any information or representation provided by one party to the other.

(i)	Delivery of Chops. The Company shall have delivered to Purchaser all chops of the Company, including but not limited to the registered chop of the Company reflected in the records of the Ministry of Economic Affairs, all chops registered as the official signatory for each of the Company’s bank accounts, and any other chops used in the day-to-day operations of the Company.

Share Purchase Agreement

(j)	No Outstanding Loans, Indebtedness and Lines of Credit. The Company shall have no outstanding loans, Indebtedness or lines of credit. Any Indebtedness of the Company existing prior to the First Closing shall have been repaid or converted into equity.

(k)	Assets and Liabilities. The current assets of the Company shall exceed its total liabilities and contingent liabilities by at least NT$42,000,000; however, if the current assets of the Company fall below the above amount, Purchaser will reduce the Total Cash Consideration by exactly the amount of any shortfall in current assets net of liabilities to satisfy this condition and shall consummate the First Closing.

(l)	Legal Opinions. The Company shall have furnished to Purchaser opinions of counsel satisfactory to Purchaser substantially covering the opinion points in Exhibit C-1 and Exhibit C-2 in respect of the Company and each of its Subsidiaries as well as an opinion of counsel satisfactory to Purchaser substantially covering the opinion points in Exhibit C-3 in respect of Grand Prestige Invest Limited.

(m)	Successful Audit and Financial Review. Purchaser shall have been satisfied with the results of the audit of the Company as at December 31, 2009 and the review of its financial statements as at March 31, 2010 by Purchaser’s financial advisors such that the Company’s financial statements may be included in Purchaser’s Form S-1 filing with the United States Securities and Exchange Commission.

(n)	Necessary Intellectual Property Rights. The Company and the Subsidiaries shall own or be assigned with the necessary licenses regarding the intellectual property of Prolific, IPGoal ( ) and Goyatek to allow the Company to carry forward its business in the ordinary course after the First Closing on terms deemed reasonably satisfactory to Purchaser.

(o)	No Outstanding Warrants. The Company shall have caused all outstanding warrants to purchase Company Shares to expire or be extinguished prior to Closing.

(p)	Compliance with Applicable Laws for Issuance of Parent Shares. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Parent Shares pursuant to the Series E Stock Purchase Agreement shall be duly obtained and effective as of the Closing (as defined in the Series E Stock Purchase Agreement).

(q)	Parent Shares Documentation. Each of the Sellers shall have executed and delivered to Parent the Parent Shares Documentation.

(r)	Assignment of Inventions Agreement. Each employee, officer, contractor and consultant of the Company or any Subsidiary shall have executed Purchaser’s form of agreement that contains a clause assigning the inventions created by the employee to the Company or the Subsidiary.

Share Purchase Agreement

(s)	Disclosure Schedules. The Disclosure Schedules of the Sellers and the Company shall have been completed and delivered to Purchaser no later than one week after the Effective Date, and either the contents of the Disclosure Schedules (including Section 4.9 of the Disclosure Schedule) shall be reasonably satisfactory to Purchaser or the issues raised therein are cured to Purchaser’s reasonable satisfaction prior to the First Closing Date. The Disclosure Schedules, once completed, shall constitute a part of this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties.

(a)

All of the representations and warranties in this Agreement or in any instrument delivered by the Company or the Sellers to Purchaser pursuant to this Agreement shall survive the First Closing and continue until 5:00 p.m., Taipei time, on the Indemnification Expiration Date, except that (i) the representations and warranties set forth in Section 4.1 (Organization, Qualification and Authority), Section 4.2 (Capital Structure), Section 4.11 (Employees), Section 4.13 (Tax) and Section 4.18 (Authority; Binding Nature of Agreement) shall survive until the Indemnification Expiration Date or the date that the applicable statute of limitations expires, whichever is later; and (ii) any representations and warranties that were intentionally misrepresented or fraudulent or representations and warranties in Section 3.3 (Ownership of Company Shares) shall survive until the fifth (5th) anniversary of the First Closing Date. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedules shall be deemed to be a representation and warranty made by the Company in this Agreement that such statement or item of information is true, correct and complete in all material respects. The waiver of any condition based on the accuracy of any representation or warranty, or the performance or compliance of any covenant or obligation, will not affect the right to indemnification set forth in this Article VIII, and nothing in this Article VIII shall be deemed to limit any right or remedy for fraud.

(b)	The representations, warranties, covenants and obligations of the Seller, and the Company, and the rights and remedies that may be exercised by Purchaser, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation conducted for or on behalf of, or any knowledge acquired by, Purchaser or its officers, directors, employees, stockholders or agents as to the accuracy or inaccuracy of any such representation or warranty.

8.2 Indemnification and Escrow Arrangements.

(a)	Indemnification by Sellers. Each Seller (each an “Indemnifying Party”) agrees to jointly and severally, indemnify and hold harmless Purchaser from and against any

Share Purchase Agreement

and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and reasonable expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred by Purchaser, its Parent and their respective officers, directors, employees, affiliates and agents (“Purchaser Indemnitees”) directly or indirectly (including, after the First Closing, by the Company) as a result of (i) any inaccuracy or breach of a representation or warranty of the Company or a Seller contained herein, in the Disclosure Schedule or in any agreements, Schedules or Exhibits or other ancillary documents delivered pursuant to this Agreement for the period such representation or warranty survives pursuant to Section 8.1(a), (ii) any failure by the Company or any Seller to perform or comply with any covenant contained herein, and (iii) any cash paid by Purchaser to holders of Company Shares in excess of what such Shareholder of the Company would be entitled to receive hereunder. The Sellers acknowledge that Purchaser entered into this Agreement because it believed the truth of the Company’s and the Sellers’ representations and warranties, thus such Losses, if any, would relate to unresolved contingencies existing at the First Closing, which if resolved at or before the First Closing would have led to a reduction in the Total Consideration. The remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to Purchaser.

(b)	Limitation of Liability of Sellers. Except in the case of items listed in Section 8.1(a)(ii), the maximum aggregate amount of indemnifiable Losses arising out of or resulting from the causes enumerated in Section 8.2(a) that may be recovered from the Indemnifying Parties shall be limited to Seven Million U.S. Dollars (US$7,000,000), it being understood that nothing in this Section 8.2(b) or elsewhere in this Agreement shall affect any party’s rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement.

(c)	Indemnification Escrow Fund. At each Closing, each Seller will be deemed to have received and deposited its Escrow Portion into the Indemnification Escrow Fund, without any act of the Seller. At the First Closing, the Total Escrow Consideration (minus the portion of the Total Escrow Consideration in respect of the Promoter’s Shares) will be deposited with the Agent to be governed by the terms set forth herein and in the Escrow Agreement and shall be available to compensate Purchaser for any Losses. At the Second Closing, the Total Escrow Consideration in respect of the Promoter’s Shares will be deposited into the Indemnification Escrow Fund in the same manner. Purchaser shall cause the Agent to hold and safeguard the Indemnification Escrow Fund until the Indemnification Expiration Date and to dispose of the Total Escrow Consideration in accordance with the terms of this Article VIII and the Escrow Agreement.

(d)

Distribution After Indemnification Expiration Date. Subject to the terms of the Escrow Agreement, Purchaser shall cause the Agent to deliver, within seven (7) days following the Indemnification Expiration Date, to each Seller such Seller’s Escrow Percentage of the amount then remaining in the Indemnification Escrow

Share Purchase Agreement

Fund without interest; provided, however that the escrow shall not terminate with respect to an unresolved claim amount concerning facts and circumstances existing prior to the Indemnification Expiration Date specified in any Officer’s Certificate delivered to the Agent and the Seller prior to the Indemnification Expiration Date (an “Unresolved Claim Amount”). As soon as any such Loss has been resolved, Purchaser shall cause the Agent to deliver to the Seller the remaining amount of the Total Escrow Consideration held in the Indemnification Escrow Fund that is not required to satisfy any other Unresolved Claim Amount. Deliveries of each Seller’s Escrow Portion shall be made in accordance with the provisions of the Escrow Agreement.

(e)	Indemnification Basket. No indemnification payment by a indemnifying party with respect to any indemnifiable Losses payable under this Section 8.2 shall be payable until such time as the indemnifiable Losses have an aggregated cumulative amount which equals or exceeds US$10,000 (the “Basket Amount”), after which time such Indemnifying Party shall be liable in full for the accumulated indemnifiable Losses subject to the provisions of this Article VIII.

8.3 Procedures for Indemnification.

(a)	Non-Third Party Claims. Upon identifying a Loss, Purchaser Indemnitees shall deliver to both the Agent and the Indemnifying Parties an officer’s certificate (the “Officer’s Certificate”) identifying Losses incurred by Purchaser Indemnitees which cumulate to an amount which equals or exceeds the Basket Amount. Only after compliance with the terms of the Escrow Agreement may Purchaser Indemnitees recover the entire amount of the cumulative Losses from the Total Escrow Consideration held in the Indemnification Escrow Fund.

(b)	Third Party Claims.

(i)	Promptly after receipt by a Purchaser Indemnitee of notice of the commencement of any proceeding against it by a third party, the Purchaser Indemnitee shall give notice to the Indemnifying Parties of the commencement of such claim.

(ii)

After receipt of such notice, the Indemnifying Parties will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) an Indemnifying Party is also a party to such proceeding or (ii) an Indemnifying Party fails to provide reasonable assurance to the Purchaser Indemnitee of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to participate in or assume the defense of such proceeding with counsel reasonably satisfactory to the Purchaser Indemnitee. Provided that the Indemnifying Parties have been duly notified of the proceeding, whether or not an Indemnifying Party chooses to participates in the proceedings or in the defense of such proceeding, such Indemnifying Party’s obligation to indemnify the Purchaser Indemnitee hereunder shall remain and further, such Indemnifying Party shall diligently cooperate with

Share Purchase Agreement

the Purchaser Indemnitee to provide all information and documentation needed by the Purchaser Indemnitee to defend any such proceeding. If an Indemnifying Party assumes the defense of a proceeding or participates in such proceeding in any way, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without Indemnitee’s consent. If the amount in controversy of any third-party claim is less than the value of the Total Escrow Consideration remaining in the Indemnification Escrow Fund at the time and any of the Indemnifying Parties acknowledge in writing to Purchaser that the allegations in such claim are in fact true, then any liability arising from the adjudication or other settlement of such claim would be for the account of the Indemnifying Parties and would be a valid claim against the Indemnification Escrow Fund, and, if at the time any settlement of such claim shall be proposed, the amount in controversy shall continue to be less than the value of the Total Escrow Consideration remaining in the Indemnification Escrow Fund, the Indemnifying Parties shall have the power to settle such claim in an amount not to exceed such remaining value. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within ten (10) days after the Purchaser Indemnitee’s notice is given, give notice to the Purchaser Indemnitee of its election to assume the defense of such proceeding, such Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Purchaser Indemnitee.

(iii)	Notwithstanding the foregoing, if the Purchaser Indemnitee determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Purchaser Indemnitee may, by notice to, and with the consent of (which consent shall not be unreasonably withheld), the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, and the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Purchaser Indemnitee.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the First Closing:

Share Purchase Agreement

(a)	By mutual written consent of all of the Sellers and Purchaser;

(b)	By Purchaser or all of the Sellers, if: (i) the First Closing has not occurred by July 31, 2010 (provided however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the First Closing to occur on or before such date), (ii) there shall be a final non-appealable order, decree or ruling of a court of competent jurisdiction in effect preventing consummation of the transactions contemplated hereby; or (iii) there shall be any statute, rule, regulation or non-appealable order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would make consummation of such transactions illegal;

(c)	By Purchaser or all of the Sellers, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity, which would: (i) prohibit Purchaser’s or the Company’s ownership or operation of any portion of the business of the Company or (ii) compel Purchaser or the Company to dispose of or hold separate, as a result of the transactions contemplated hereby, any portion of the business or assets of the Company or Purchaser; in either case, the unavailability of which assets or business would have a material adverse effect on Purchaser or would reasonably be expected to have a material adverse effect on Purchaser’s ability to realize the benefits expected from the transactions contemplated hereby;

(d)	By Purchaser if it is not in material breach of its representations, warranties or obligations under this Agreement and there has been a material breach of any representation and warranty in Article III or Article IV or any covenant or agreement on the part of the Company or all or any of the Sellers in Article VI; provided, however, if such breach or breaches are capable of being cured prior to the First Closing, such breaches shall not have been cured within thirty (30) days of delivery to the Company of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured); and

(e)	By all of the Sellers or the Company if none of the Company nor any of the Sellers are in material breach of any of their respective representations, warranties or obligations under this Agreement and there has been a material breach of any representation and warranty in Article V or any covenant or agreement on the part of Purchaser in Article VI; provided, however, if such breach or breaches are capable of being cured prior to the First Closing, such breaches shall not have been cured within thirty (30) days of delivery to Purchaser of written notice of such breach or breaches (but no such cure period shall be required if such breach by its nature cannot be cured).

9.2 Effect of Termination

In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser,

Share Purchase Agreement

the Company or any of the Sellers, or their respective subsidiaries, officers, directors or security holders, provided that, the provisions of Section 6.1 (Expenses) and Section 9.2 and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and provided that nothing herein shall relieve any party from liability for any willful or intentional breach of its representations, warranties, covenants or agreements in this Agreement.

9.3 Amendment or Supplement

This Agreement may not be amended or supplemented except by an instrument in writing signed by or on behalf of Purchaser, all the Sellers and the Company.

9.4 Extension of Time, Waiver

At any time prior to the First Closing, the parties may, to the extent legally allowed:

(a)	Extend the time for the performance of any of the obligations or other acts of the other parties hereto,

(b)	Waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and

(c)	Waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, that no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any agreement on the part of any party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

GENERAL

10.1 Notices

Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) by facsimile as of the date of receipt of confirmation of transmission (provided that such facsimile was promptly confirmed by personal delivery, first class mail, or courier), or (c) by internationally recognized delivery service guaranteeing delivery in two business days or less, with the price of delivery paid by the sender, as of the date of such delivery, to the parties at the following addresses and numbers:

(i)	If to Purchaser:

Share Purchase Agreement

Inphi International Pte. Ltd.

c/o Inphi Corporation

1154 Sonora Court

Sunnyvale, CA 94086

USA

Attn:	Aparna Bawa
Telephone:	+1-408-636-2724
Email:	abawa@inphi.com

with a copy (which shall not constitute notice) to:

Pamir Law Group

14/F, 116 Nanking East Road, Section 2

Taipei, Taiwan, R.O.C.

Attn:	Michael D. Lee
Telephone:	+866-2-2531-5816
Facsimile:	+866-2-2531-5814
Email:	mlee@pamirlaw.com

(ii)	If to the Company:

Winyatek Technology Inc.

2/F, No. 2, Technology 5th Road

Hsinchu Science Park Hsinchu,

Taiwan, R.O.C.,

Attn:	David Chung
Telephone:	+866-3563-8900 x 188
Facsimile:	+866-3-563-8901
Email:	davidc@winyatek.com

(iii)	If to any Seller:

To such Seller at the address

set forth on Schedule 1.

or to such other address as may be designated in writing by the parties, by a notice given as aforesaid.

10.2 Headings

The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

10.3 Counterparts

Share Purchase Agreement

This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.4 Entire Agreement; Assignment

This Agreement, the Schedules and Exhibits hereto (including the Disclosure Schedules), and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except as mutually agreed in writing between the parties. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and permitted assigns.

10.5 Severability

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7 Interpretation

References in this Agreement to “$” or “U.S. Dollars” shall mean the lawful currency of the United States. References in this Agreement to “NT$” or “New Taiwan Dollars” shall mean the lawful currency of the R.O.C.

10.8 Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the R.O.C. The parties hereby submit to the exclusive jurisdiction of the Taipei District Court as the court of first instance in case of any disputes arising under this Agreement.

10.9 Absence of Third-Party Beneficiary Rights

Share Purchase Agreement

No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

10.10 Language

This Agreement was negotiated and entered into by the parties in English. Although this Agreement may be translated into other languages for reference purposes, the parties hereto agree that the English version of this Agreement shall prevail over versions in any other languages and shall be the basis of interpretation in the event of a dispute.

[Remainder of Page Left Intentionally Blank]

Share Purchase Agreement

IN WITNESS WHEREOF, Purchaser, the Company and the Sellers have caused this Agreement to be executed, all as of the date first above written.

INPHI INTERNATIONAL PTE. LTD.

By:	/s/ John S. Edmunds
Name:	John S. Edmunds
Title:	Director

WINYATEK TECHNOLOGY INC.

By:	/s/ Illegible
Name:
Title:	Supervisor

SHAREHOLDERS:

GOYATEK TECHNOLOGY INC.

By:	/s/ Illegible
Name:
Title:	Chairman

POWER QUOTIENT INTERNATIONAL

By:	Jance Lu
Name:
Title:	Chairman / CEO

GRAND PRESTIGE INVEST LIMITED For and on behalf of GREENLAND LIMITED

/s/ Illegible
By:	Authorised Signature
Name:	Greenland Limited
Title:	Sole Director

Share Purchase Agreement

AMENDMENT TO SHARE PURCHASE AGREEMENT

This Amendment to the Share Purchase Agreement dated as of 25 May 2010 (the “SPA”) (hereinafter, the “Amendment”), is made and entered into as of 30 June 2010 by and among INPHI INTERNATIONAL PTE. LTD., a private company limited by shares organized and existing under the laws of Singapore (“Purchaser”), WINYATEK TECHNOLOGY INC., a company limited by shares organized and existing under the laws of Taiwan, the Republic of China (the “Company”), and the Shareholders of the Company who are signatories hereto (each a “Seller” and together, the “Sellers”)

Capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the SPA.

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend certain provisions of the SPA.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. Amendments to the SPA

1.1 The following text is added to Section 4.9:

“(h)	The Company is the owner of all rights, title and interests in and to the mask sets, reticles, mask work rights, load boards, probe cards, handler kit and test programs (collectively, the “Mask Work Rights”) for the Company’s products.

(i)	Goyatek Microelectronics (Shanghai) Ltd. (“Goyatek Shanghai”) and Goyatek (Mauritius) Technology Inc. (“Goyatek Mauritius”) do not own any Intellectual Property Rights and have not, since their inception, transferred to Goyatek any Intellectual Property Rights in respect of any of the Company’s products.”

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1.2 Section 6.5 is deleted in its entirety and replaced by the following text:

“Additional Documents and Further Assurances. Each party hereto, at the reasonable request of any other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The Sellers shall provide sufficient instruction and direction to any and all foundry, packaging and testing companies involved in the development and manufacture of the Company’s products as may be necessary for the Purchaser or the Company to exercise the Mask Work Rights in the manner Purchaser deems to be in Purchaser’s or the Company’s best interest.”

1.3 Section 6.10 is deleted in its entirety and replaced by the following text:

“Subsidiaries’ Structure.

(a)	Prior to the First Closing, the Sellers and the Company shall cooperate with Purchaser and its advisors by providing all necessary information and documentation for continued due diligence on the Subsidiaries to allow Purchaser to decide whether to accept the current sale transaction, to reorganize the current corporate structure or to devise a restructuring plan that is acceptable to Purchaser and its advisors (in Purchaser’s sole discretion) from a corporate, legal, financial, tax and business standpoint.

(b)

The period from the First Closing Date until the earlier of (a) eight (8) months after the First Closing Date, and (b) the transfer of Goyatek Shanghai’s assets (excluding cash) and the employees of Goyatek Shanghai into the Purchaser’s Chinese Subsidiary (the “Asset Transfer Date”), shall be referred to as the “Interim Period”. Purchaser shall use its commercially reasonable efforts to complete the establishment of its Chinese subsidiary as soon as practicable within the Interim Period (the “Subsidiary Establishment Date”). The Asset Transfer Date shall occur as soon as practicable after the Subsidiary Establishment Date.

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In the event that the Subsidiary Establishment Date or Asset Transfer Date has not occurred before the end of the Interim Period, then the parties shall negotiate in good faith to resolve any issues caused by the delay and if necessary to assess whether other alternatives are available to complete the outstanding tasks.

(c)	During the Interim Period, Goyatek shall (i) cause Goyatek Shanghai to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact, to maintain the value of its business and assets of its business as a going concern, to preserve its relations with vendors, customers and others having a business relationship with Goytatek Shanghai, to retain the services of its present employees and to preserve its cash and the goodwill of its customers, in each case, as much as possible as things were on the First Closing Date; and (ii) Goyatek shall cause Goyatek Shanghai not to, without the prior written consent of Purchaser: (A) increase any compensation, benefit or severance arrangement for any employee, directors or officers of Goyatek Shanghai or hire, terminate or otherwise materially change the employment status of any employee of Goyatek Shanghai; (B) acquire, sell, license, transfer or dispose of any material asset or make any capital expenditure in violation of Section 4.5 (b)(i)(A); (C) enter into any material agreement; (D) renegotiate any existing material agreement except for the purpose of consummation the transactions contemplated herein; (E) take any of the actions described in Section 4.5(b); or (F) take any action that would otherwise materially and adversely affect the value of Goyatek Shanghai’s assets or otherwise materially and adversely affect its business.

(d)

From the First Closing Date until the Asset Transfer Date, Purchaser shall bear all operational costs of Goyatek Shanghai. Purchaser shall also bear all incidental costs which arise as a result of the asset purchase transaction, including but not limited to the incidental costs related to the reimbursement to Purchaser of the Asset Purchase Price (as defined below) pursuant to Section 6.10(f), the reimbursement to Goyatek Shanghai of any severance payments required by PRC law to be paid in the event that any Goyatek Shanghai employees decides not to join Purchaser’s Chinese subsidiary, PRC business tax, any

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fees or expenses caused by the termination, if any, of Goyatek Shanghai’s lease and any associated relocation costs, and similar incidental costs.

(e)	For the Interim Period, Purchaser shall reimburse Goyatek only for the actual properly accounted expenses of Goyatek Shanghai’s operations by entering into a services agreement (the “Services Agreement”) with either Goyatek or Goyatek Mauritius pursuant to which Purchaser shall pay up to US$11,685 per month in consideration for services from Goyatek Shanghai.

(f)	As soon as practicable after establishment of the Purchaser’s Chinese subsidiary, Goyatek Shanghai and Purchaser’s Chinese subsidiary shall execute and deliver all necessary documentation to effect the transfer of Goyatek Shanghai’s assets (excluding cash) and employees to Purchaser’s Chinese subsidiary. Purchaser’s Chinese subsidiary shall pay to Goyatek Shanghai an amount not exceeding US$30,000 (or such other amount as may be mutually agreed by Goyatek and Purchaser in writing) (the “Asset Purchase Price”). As soon as practicable after the assets and employees have been transferred and subject to Section 6.10(d), Goyatek and Purchaser shall agree in good faith on a method by which Purchaser shall be reimbursed the Asset Purchase Price, such as by a direct payment, or a credit for future services provided.

(g)	During the Interim Period, Goyatek shall allow Purchaser’s representatives to manage and supervise the employees of Goyatek Shanghai as if they were employees of Purchaser and otherwise direct the operations of Goyatek Shanghai. Goyatek agrees that any intellectual property produced by Goyatek Shanghai during the Interim Period shall belong to Purchaser or Purchaser’s Chinese subsidiary.

(h)

The Sellers shall provide Purchaser with all reasonable cooperation to implement the aforesaid transfer of the intellectual property, assets and employees of the Subsidiaries not otherwise provided for this Agreement, including but not limited to providing information,

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executing and delivering documentation, and cooperating with government filings.”

1.4 A new Section 6.11 is added to the Agreement as follows:

“Per-Wafer Royalties and Non-Recurring Engineering Fees.

(a)	The Company shall pay to Goyatek the applicable per-wafer royalty earned on or after the date of this Amendment (the “Previously Taped-Out Products’ Fees”), up to a cap of US$100,000 (the “Fee Cap”), for the Company’s previously taped-out products as listed in Disclosure Schedule 4.9(b) (including but not limited to product numbers W6104, W6105, G6202, G6203, G6103, G6401 and M4602) per the following agreements: GTM100201 (Disclosure Schedule attachment no. 4.9.b-8), GTM100401 (Disclosure Schedule attachment no. 4.9.b-9), GTM 100102 (Disclosure Schedule attachment no. 4.9.b-4), GTM100103 (Disclosure Schedule attachment no. 4.9.b-5), and GRM100105 (Disclosure Schedule attachment no. 4.9.b-10), as well as any other outstanding agreements or purchase orders between the Company and Goyatek, if any (collectively, the “Goyatek Agreements”). Goyatek shall not charge the Company any Previously Taped-Out Products’ Fees in excess of the Fee Cap.

(b)	Purchaser may make quarterly claims from the Indemnification Escrow Fund for one hundred percent (100%) of any Previously Taped-Out Products’ Fees paid by the Company to Goyatek. In the event that Purchaser claims such an amount from the Indemnification Escrow Fund, (i) the amount may be less than the Basket Amount; and (ii) the Sellers other than Goyatek shall not object to the payment of such amount, as provided in Section 5(b)ii of the Escrow Agreement.

(c)

For all the Company’s products taped-out after the First Closing Date (including 6107 and all subsequent products), should Purchaser require Goyatek’s design services, Goyatek and Purchaser shall negotiate in good faith for the up-front payment of a single

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non-recurring engineering fee per product, and no per-wafer royalties shall be charged by Goyatek.

(d)	Goyatek and the Company hereby agree that each of the Goyatek Agreements is amended in accordance with the foregoing provisions of this Section 6.11.”

1.5 A new Section 6.12 is added to the Agreement as follows:

“Direct Licenses. Within fourteen (14) days after the First Closing Date, Goyatek will have completed, to the Purchaser’s satisfaction, the negotiations to procure direct licenses between the Company or Purchaser (at the Purchaser’s option) on the one hand and (i) VinChip Systems on substantially the same terms as Goyatek’s license agreement with that company dated October 30, 2002; and (ii) CAST, Inc. on substantially the same terms as Goyatek’s software license agreement with that company dated January 8, 2002, on the other hand, such that the direct licenses can be executed. Sellers shall be responsible for all license and other fees and expenses required by or incurred in the negotiation of these direct licenses in proportion to their shareholdings in the Company before the First Closing.”

1.6 A new Section 6.13 is added to the Agreement as follows:

“Shortfall of Net Assets. At the date of this Amendment, the Company’s current assets exceed its total liabilities and contingent liabilities by only NT$36,851,467, such that Purchaser becomes entitled to deduct the shortfall of NT$5,148,533 (the “Actual Shortfall”) from the Total Cash Consideration pursuant to Section 7.3(k) of the Agreement. In consideration of the Sellers permitting Purchaser to claim one hundred percent (100%) of any Previously Taped-Out Products’ Fees paid by the Company to Goyatek from the Indemnification Escrow Fund pursuant to Section 6.11(b) of the Agreement, Purchaser agrees to reduce the shortfall to NT$3,533,633 (the “Reduced Shortfall”). Purchaser and the Sellers further agree that they will negotiate in good faith to agree on a method to repay the Reduced Shortfall to Purchaser as soon as practicable and in any event no later than 5.00 p.m. Taiwan time on July 9, 2010. In the case of a failure to agree on a repayment method for the Reduced Shortfall by that

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time, Purchaser may claim the Reduced Shortfall from the Indemnification Escrow Fund. In the event that Purchaser claims the Reduced Shortfall from the Indemnification Escrow Fund in accordance with the preceding sentence, (i) the Sellers shall not object to the payment of this claim, as provided in Section 5(b)ii of the Escrow Agreement; and (ii) Purchaser may direct the Agent to pay such claim immediately upon receipt of the Officer’s Certificate (as defined in the Escrow Agreement).”

1.7 Section 7.3(d) is deleted in its entirety and replaced by the following text:

“Third Party Consents. Purchaser shall have been furnished with evidence satisfactory to it that (i) Prolific has waived its right to terminate the Prolific License in respect of the transactions contemplated by this Agreement; (ii) Goyatek has waived its right to terminate agreement no. GTM100105 dated January 1, 2010 with the Company (Disclosure Schedule attachment no. 4.9.b-10); and (iii) the Company has obtained all the other consents, approvals, assignments and waivers from the contract counterparties set forth in Section 4.10(c) of the Disclosure Schedule.”

1.7 Section 7.3(n) is deleted in its entirety and replaced by the following text:

“Necessary Intellectual Property Rights. The Company and the Subsidiaries shall own or be assigned with the necessary licenses regarding the Intellectual Property Rights of IP Goal Microelectronics (Sichuan) Co. Ltd. ( ) (“IP Goal”) and Goyatek to allow the Company to carry forward its business in the ordinary course after the First Closing on terms deemed reasonably satisfactory to Purchaser. In particular, the Sellers shall either cause the following four agreements with IP Goal to be assigned to Purchaser, or IP Goal to enter into new license agreements with Purchaser on substantially the same terms or on terms reasonably acceptable to Purchaser: Agreement no. HT20090629A (Disclosure Schedule attachment no. 4.9.b-6), HT20100426A (Disclosure Schedule attachment no. 4.9.b-7), Intellectual Property Licensing Agreement (Disclosure Schedule attachment no. 4.9.b-3) and Agreement no. HT20100628 (Disclosure Schedule attachment no 4.9.b-13).”

2.	In the event of any conflict or inconsistency between the SPA and this Amendment, this Amendment shall prevail and control. Except as amended

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hereby, the SPA remains in full force and effect.

3.	This Amendment shall be governed by and construed in accordance with the laws of the R.O.C.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date hereinabove first written.

INPHI INTERNATIONAL PTE. LTD.

By:	/s/ John S. Edmunds
Name:	John S. Edmunds
Title:	Director

WINYATEK TECHNOLOGY INC.

By:	/s/ Leslie Guh
Name:	Leslie Guh
Title:	Supervisor

SHAREHOLDERS:

GOYATEK TECHNOLOGY INC.

By:	/s/ Max Wu
Name:	Max Wu
Title:	Chairman

POWER QUOTIENT INTERNATIONAL

By:	/s/ Jance Lu
Name:	Jance Lu
Title:	Chairman/CEO

GRAND PRESTIGE INVEST LIMITED

For and on behalf of Greenland Limited

By:	/s/ Illegible
Name:	Illegible
Title:	Authorised Signature – Director

Signature Page to Amendment to SPA

NOTE: The following schedules and exhibits referenced in the Share Purchase Agreement are excluded from Exhibit 2.1, however the Registrant agrees to furnish supplementally a copy of such schedules and exhibits to the Securities and Exchange Commission upon request.

Schedule 1	List of Sellers and their Shareholdings
Schedule 2	[Omitted]
Schedule 3	Disclosure Schedules Given by the Sellers
Schedule 4	Disclosure Schedules Given by the Company

Exhibit A	Escrow and Paying Agent Agreement
Exhibit B	Series E Preferred Stock Purchase Agreement
Exhibit C-1	Legal Opinion Points (Company)
Exhibit C-2	Legal Opinion Points (Subsidiaries)
Exhibit C-3	Legal Opinion Points (Grand Prestige Invest Limited)